As filed with the Securities and Exchange Commission on February 9, 1999.
                                                      Registration No. 333-69689

--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549
                               AMENDMENT NO. 1 TO

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                           ARIAD PHARMACEUTICALS, INC.
             (Exact name of registrant as specified in its charter)

          DELAWARE                                      22-3106987
(State or other jurisdiction of          (I.R.S. Employer Identification Number)
 incorporation or organization)

                              26 LANDSDOWNE STREET
                       CAMBRIDGE, MASSACHUSETTS 02139-4234
                                 (617) 494-0400
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                 JAY R. LAMARCHE
              EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER
                           ARIAD PHARMACEUTICALS, INC.
                              26 LANDSDOWNE STREET
                       CAMBRIDGE, MASSACHUSETTS 02139-4234
                                 (617) 494-0400
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                 With a copy to:
                          JONATHAN L. KRAVETZ, ESQUIRE
               MINTZ, LEVIN COHN, FERRIS, GLOVSKY AND POPEO, P.C.
                              ONE FINANCIAL CENTER
                           BOSTON, MASSACHUSETTS 02111
                                 (617) 542-6000

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
   As soon as practical after this Registration Statement becomes effective.

         If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please
check the following box.                                                     / /

         If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 other than securities offered only in connection with dividend or interest reinvestment, check the following
box.                                                                         /X/

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same
offering.                                                                    / /

         If this Form is a post-effective amendment filed pursuant to
Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier
effective registration statement for the same offering.                      / /

         If delivery of the prospectus is expected to be made pursuant
to Rule 434, please check the following box.                                 / /

                         CALCULATION OF REGISTRATION FEE


-------------------------------------------------------------------------------------------------------------------------------
Title of Each Class of             Amount to be       Proposed Maximum             Proposed Maximum            Amount of
Securities to be Registered       Registered(1)   Offering Price per Share    Aggregate Offering Price(2)   Registration Fee(3)
-------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.001 par value       5,933,362             $1.734375                 $10,290,674.72             $2,860.81
-------------------------------------------------------------------------------------------------------------------------------



(1) Includes shares of common stock to be issued upon conversion of the Company's series C convertible preferred stock, par value $.01 per share and an indeterminate number of additional shares of common stock as may from time to time become issuable upon conversion of the series C convertible preferred stock by reason of stock splits, stock dividends and other similar transactions, which shares are registered hereunder pursuant to Rule 416, but does not cover an indeterminate number of common shares based on the operation of the conversion formula of the series C convertible preferred stock.


(2) The price of $ 1.734375 per share, which was the average of the high and low prices of the common stock reported by the Nasdaq Stock Market on December 22, 1998, is set forth solely for the purpose of calculating the registration fee in accordance with Rule 457(c) of the Securities Act of 1933, as amended.


(3) Previously paid to the Securities and Exchange Commission.


THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

                                   PROSPECTUS


                  Subject to Completion, dated February 9, 1999



                           ARIAD PHARMACEUTICALS, INC.

                        5,933,362 SHARES OF COMMON STOCK



-  We have registered up to 5,933,362                 THIS INVESTMENT INVOLVES
   shares of our common stock for sale                 A HIGH DEGREE OF RISK.
   by the selling stockholders listed                    YOU SHOULD PURCHASE
   on page 12 of this prospectus.                           SHARES ONLY IF
                                                            YOU CAN AFFORD
-  We will not receive any of the                          A COMPLETE LOSS.
   proceeds from the selling                              SEE "RISK FACTORS"
   stockholders' sale of their common                    BEGINNING ON PAGE 4.
   stock.




 OUR COMMON STOCK TRADES ON THE NASDAQ NATIONAL MARKET UNDER THE SYMBOL "ARIA."




ON FEBRUARY 8, 1999, THE CLOSING SALE PRICE OF ONE SHARE OF OUR COMMON STOCK AS
                QUOTED ON THE NASDAQ NATIONAL MARKET WAS $1.78.






    NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES
         COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES, OR
           DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY
              REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.



                              __________ ____, 1999

                               PROSPECTUS SUMMARY

      You must also consult the more detailed financial statements, and notes to financial statements, incorporated by reference in this prospectus. This prospectus contains forward-looking statements and actual results could differ materially from those projected in the forward-looking statements as a result of certain of the risk factors as outlined in this prospectus. Investing in our common stock is very risky. You should be able to bear a complete loss of your investment. You should carefully consider the information set forth under the heading "Risk Factors."


                                   THE COMPANY


      ARIAD is working to discover and develop novel and proprietary drugs based on our understanding of the inner workings of the cells and the genes involved in disease. Our approach includes a series of interrelated steps:


Functional Genomics

- We identify genes that may cause, prevent or play a role in certain diseases.
- Based on our understanding of these genes, we identify a molecular target that could be blocked or activated by a drug.
- We confirm whether the molecular target, if blocked or activated by a drug, would be beneficial in treating or preventing a disease.

Structure-Based Drug Design

- We use high-resolution computerized images of the molecular target to help us in our drug discovery efforts.
- Based on our understanding of the molecular target, we design and synthesize many chemical compounds that could be used as drugs.
- We also use computer-automated synthesis to make large numbers of chemical compounds in an effort to accelerate drug discovery.

High Throughput Screening and Pharmacology

- We evaluate drug candidates in a series of biochemical and cellular tests and animal models that we have developed.

Drug Optimization


- Based on an analysis of our high resolution images and the data obtained from our other experiments, we modify the chemical structure of our drug candidates with the goal of making them as safe and effective as possible.


Clinical Trials

- After extensive animal testing, we study drug candidates in humans to determine whether the drug can be used to treat or prevent the relevant disease.

      We are currently focusing our research and development capabilities on three areas:

Signal Transduction Inhibitors


      We are developing and testing a series of novel and proprietary drugs designed to block specific molecular targets in bone cells and white blood cells. These drug candidates may be useful to treat diseases affecting the bones (e.g., osteoporosis) and the immune system (e.g., rheumatoid arthritis and rejection following organ transplants). Beneficial effects of our drug candidates have been shown in animal models of osteoporosis.

ARIAD Regulated Gene Expression Technology

      Our regulated gene expression technology, also known as ARGENT(TM), is a novel and proprietary system designed to control cellular activities using drugs. ARGENT(TM) can potentially be applied in:

-     research for discovery of new drugs and new genes;
-     gene and cell therapy; and
-     manufacturing of biological products.



      Our leading application of ARGENT(TM) technology is for the controlled delivery of protein drugs by regulated gene therapy. Our regulated gene therapy involves two components - needle injections and pills. The injections introduce new genes into a target organ such as muscle. These genes carry information that enables the target organ to produce new proteins. One protein is delivered to the bloodstream to treat or prevent disease ("a therapeutic protein"). The other proteins constitute a control system. When a patient takes an activating pill, the production of the therapeutic protein switches on. Thus, the physician is able to control the therapeutic treatment, both in its duration and its potency, by varying the frequency and/or dosage of the pill taken by the patient. When the physician wishes to terminate therapy, the patient stops taking the pill and production of the therapeutic protein ceases. We have shown that our regulated gene therapy system works in experiments with animals.


      Another application of ARGENT(TM) technology is being developed to improve the safety and effectiveness of certain types of bone marrow transplants. Bone marrow transplants from a donor to a patient have proven effective against certain cancers, especially leukemia, but sometimes result in a specific complication known as graft-versus-host-disease, where cells from the bone marrow transplant attack and destroy healthy tissues and organs in the patient. Our therapy involves installing, prior to the transplant, a "suicide switch" into the cells which are principally responsible for graft-versus-host-disease. Should graft-versus-host-disease arise, the patient is given a drug that activates the suicide switch, killing the cells responsible for graft-versus-host-disease and ending their attack on healthy tissue. In December 1998, we initiated a Phase 1 clinical study of the activating drug for this application.

Functional Genomics

      We are working to discover new genes and molecular targets that could be useful in the treatment of diseases of the bones (e.g., osteoporosis) and blood vessels (e.g., atherosclerosis) and cancer. We anticipate that this information may be helpful in the discovery of new drugs to treat these diseases. In March 1997, we established a joint venture with Hoechst Marion Roussel, named the Hoechst - ARIAD Genomics Center, LLC, to identify genes that play a critical role in these diseases.




      Only our product to treat graft-versus-host-disease has progressed to clinical studies (Phase 1 safety studies). None of our products have been approved for marketing or sale. We have not received any product revenues to date.


      Our address is ARIAD Pharmaceuticals, Inc., 26 Landsdowne Street, Cambridge, Massachusetts 02139, and our telephone number is (617) 494-0400.

                                  RISK FACTORS

      Investing in our common stock is very risky. You should be able to bear a complete loss of your investment. You should carefully consider the following factors, in addition to other information in this prospectus.

      WE MAY NEVER SUCCEED IN DEVELOPING MARKETABLE DRUGS. We are an early stage company with no product revenues. We are still pursuing research to advance the specialized technologies we are developing. Ultimately, we hope these technologies will help us and the companies with whom we collaborate to develop therapeutic drugs. However, we do not expect to have any drugs on the market for several years. There is a risk that we may never succeed.

      The technologies we are developing are extremely complex. We are exploring human diseases at the cellular level. We seek to discover what genes within cells malfunction to help cause disease, what signals are triggered within the cells during the disease process to cause the cells to react in harmful ways, and what chemicals (i.e., drugs) can be developed to halt or reverse those activities within the cells. As with all discovery science, we face much trial and error. We may fail at numerous stages along the way, including:

      -     We might not identify the most important signals within the cells;

      - Since the signals are made up of a chain of chemical reactions between proteins within the cell, we may fail to identify a good intervention point to try to block the signal;

      - We may not succeed in developing a chemical capable of blocking the signal;

      - A potential drug, even if it seems to work in animals, may not be effective, or may even be harmful, when tested in humans;

      - Even if we prove through human clinical trials that a drug is safe and effective in humans, we may not be able to manufacture it economically; and

      - A drug may not be well accepted by doctors and patients, or may be less effective or accepted than competing drugs made by others.

      OUR GENOMICS CENTER MAY NOT SUCCEED. Neither we nor Hoechst Marion Roussel have any experience in many of the research activities that are undertaken at our Genomics Center. As a result, our success at the Genomics Center will depend on whether we can recruit, hire and retain highly skilled scientific personnel and acquire or license new technologies. Furthermore, as of September 30, 1998, the Genomics Center had incurred aggregate operating losses of approximately $9.5 million. Hoechst Marion Roussel has agreed to fund its share and to finance our share of the costs associated with the Genomics Center through March 31, 2002; thereafter, we will likely need more money to sustain the Genomics Center. Although Hoechst Marion Roussel has agreed to fund our share of costs in excess of the amount required by our agreement if such expenditures are approved by both of us, Hoechst Marion Roussel has no obligation to cover costs beyond what is required under the agreement.

      WE DEPEND ON HOECHST MARION ROUSSEL FOR A SUBSTANTIAL PORTION OF OUR REVENUES. We rely on Hoechst Marion Roussel to provide significant funding for our research operations. To finance our share of expenses in the Genomics Center over the next three years, which is expected to exceed $30 million, we are largely relying on Hoechst Marion Roussel's obligation to purchase our Series B preferred stock. In November 1995, we entered into a five year research and development agreement with Hoechst Marion Roussel under which Hoechst Marion Roussel is required to make payments to us upon our achievement of certain research milestones. We may fail to achieve future milestones for payment in a timely manner, or at all. As of December 31, 1998, we had received an aggregate of $24.6 million in research funding and milestone payments from Hoechst Marion Roussel. Hoechst Marion Roussel recently announced that it intends to combine with Rhone-Poulenc Rorer to form a new company called Aventis Pharmaceuticals. If Hoechst Marion Roussel's combination with Rhone-Poulenc Rorer results in a significant strategic shift in its business focus, Hoechst Marion Roussel may not perform its obligations under its agreements with us.

      WE DEPEND ON GENOVO FOR OUR GENE TRANSFER TECHNOLOGY. Our joint venture agreement with Genovo, Inc. obligates Genovo to fund the costs associated with the development of technology to transfer genes. Our ability to commercialize certain of our products will depend upon the timing and ability of Genovo to develop gene transfer technology, the ability of Genovo to acquire it from the Trustees of the University of Pennsylvania, or our ability to obtain such technology elsewhere. Furthermore, a potential conflict could arise with Genovo's strategic partner who has provided most of the Genovo's funding to date. This strategic partner competes in some of our markets, holds a significant minority interest in Genovo, and has the ability to influence certain actions taken by Genovo, including actions which may be adverse to our joint venture.

      OUR DEPENDENCE ON COLLABORATIONS. We depend on collaborations with major pharmaceutical or biotechnology companies, as well as academic institutions, licensors and licensees to enhance a number of our drug discovery and development programs and to fund our capital requirements. These collaborations may fail. Our success in each of these collaborations will depend on our ability to enter into collaborations on commercially reasonable terms, the willingness and ability of outside parties to perform their duties, and the collaborators' continued motivation in and dedication to their respective programs. Furthermore, we may not be able to manage existing and future strategic alliances, maintain confidentiality among strategic partners or prevent the occurrence of conflicts among strategic partners which could lead to disputes resulting in significant strain on management resources, legal claims, loss of reputation, loss of capital or a loss of revenues. In addition, our strategic partners have a large number of other partners and affiliated and associated entities, each of whom may be our competitors and may have agreements or understandings with our partners that may be in conflict with our interests or rights.

      WE MAY NOT BE ABLE TO OBTAIN OR CONVEY NECESSARY LICENSES. Many of the gene sequences or proteins encoded by those sequences we use in researching and developing products are, or may become, patented by others. As a result, we may be required to obtain licenses to technology in order to use or market our products and some of our product programs may require the use of multiple proprietary technologies. Obtaining such licenses would require us to make cumulative royalty payments to several third-parties, potentially reducing amounts paid to us or making it commercially prohibitive. In our efforts to obtain proprietary technology rights, we may also have to convey our technology rights to others. We may not be able to obtain or convey these necessary licenses on reasonable terms, or at all, which would prevent us from developing or commercializing our products

      We, either directly or through one of our subsidiaries, have entered into license agreements with Stanford University and Harvard University, Mochida Pharmaceutical Co., Ltd. and Incyte as well as with others, and have options to acquire licenses, for technology that we believe is or will be important to our research and development programs. Each of these licenses obligates us to exercise diligence in bringing product candidates to market, to make certain milestone payments (some of which are substantial), and to provide for royalties (which can be significant). In some instances, we are responsible for the costs of filing and prosecuting patent applications. The licenses generally expire upon the earlier of a fixed term of years after the date of the license or the expiration of the applicable patents, but each license is also terminable by either party upon a default in the obligations of the other party.

      WE HAVE SIGNIFICANT LOSSES AND MAY NEVER BE PROFITABLE. We have incurred significant operating losses in each year since our inception in 1991, and have an accumulated deficit of approximately $86 million from our operations through September 30, 1998. Losses have resulted principally from costs incurred in research and development of product candidates, and from general and administrative costs associated with our operations, including expenses related to the Genomics Center. We currently have no product revenue, may never be able to earn such revenue, and may never have profitable operations, even if we are able to commercialize any of our products. Over the next several years, we will be required to conduct significant research, development, testing and regulatory compliance activities that, together with projected general and administrative expenses, are expected to result in substantial increasing operating losses. If costs associated with the Genomics Center were to increase beyond what is currently provided for in the 1997 agreement with Hoechst Marion Roussel, as is likely, and we finance our share of such costs through a loan from Hoechst Marion Roussel, our outstanding indebtedness would increase. If our losses continue and we are unable to obtain required regulatory approvals, and successfully develop, commercialize, manufacture and market product candidates, we may never achieve product revenue or profitability.

      WE MAY NEED TO RAISE ADDITIONAL FUNDING WHICH MAY NOT BE AVAILABLE. Our operations to date have consumed substantial amounts of cash. Additional funding will be needed to:

      - continue our research, preclinical testing and clinical investigation of our product candidates;
      -     further our pursuit of regulatory approvals;
      - file, prosecute, defend and enforce any patent claims and other intellectual property rights;
      -     establish manufacturing, marketing and sales capabilities;
      -     establish collaborative arrangements; and
      -     cover working capital and operating expenses.

In addition, because our technologies involve considerable uncertainty and we have a limited history of conducting preclinical studies and have no history of conducting clinical trials, it may take longer to complete these studies than those involving more traditional pharmaceuticals. Extended studies may result in costs substantially greater than anticipated. In addition, we have substantial fixed commitments under research and licensing agreements, consulting and employment agreements, lease agreements and long-term debt instruments which, excluding our funding obligations related to the Genomics Center, currently aggregate in excess of $8 million per year and may increase. It is uncertain that we will be able to maintain payments of this capacity beyond 1999 and changes in our research and development plans or other events affecting our operating expenses may result in the earlier depletion of our funds.

      If our funding is insufficient, we intend to seek additional funding from collaborations or public or private financings, which may not be available on terms acceptable to us, or obtainable at all. Insufficient funds may require us to delay, scale back or eliminate one or more of our research and development programs or to enter into license arrangements with third parties to commercialize products or technologies that we would otherwise seek to develop ourselves. To the extent we raise additional capital by issuing equity securities, dilution to our holders of common stock may result.

      WE DEPEND ON OUR CHIEF EXECUTIVE OFFICER, CHIEF SCIENTIFIC OFFICER AND OTHER KEY PERSONNEL. Key members of our scientific and management staff, especially the services of the Chief Executive Officer and Chief Scientific Officer, are essential to our specialized scientific business. The loss of any one would significantly delay and may prevent the achievement of research, development and business objectives. While we have entered into employment agreements with certain of our key employees, they may not remain with us. We are also dependent upon consultants, including our scientific advisors, to assist in formulating our research and development strategy. Substantially all of the members of our Board of Scientific and Medical Advisors are employed on a full-time basis by others, primarily by academic or research institutions, and may have commitments to or consulting or advisory contracts with others that may limit their availability to us. Any inventions or processes discovered independently by any such advisor may not become our property and could remain the property of such person or of such person's employer.

      COMPETITION IN OUR FIELD IS INTENSE AND LIKELY TO INCREASE. Many well-known pharmaceutical, chemical and specialized biotechnology companies, academic and research institutions and government agencies, who have substantially greater capital, research and development capabilities and experience than us, are presently engaged in:

            -     developing products based on signal transduction,
            -     exploring the field of gene therapy,
            -     pursuing functional genomics, and
            - conducting research and development programs for the treatment of all the disease areas in which we are focused.

Some of these institutions already have drug candidates in clinical trials or in further advanced preclinical studies than our product candidates, which may result in effective, commercially successful products. Competing technologies may render some or all of our programs or future products noncompetitive or obsolete and we may not be able to make the enhancements to our technology necessary to compete successfully with newly emerging technologies.

      PROTECTION OF PATENTS AND PROPRIETARY RIGHTS IS UNCERTAIN. Our patent applications and those of our licensors may never issue as patents. In addition, patents issued to us or our licensors may be challenged and subsequently narrowed, invalidated or circumvented and may never afford meaningful protection for our technologies or products. Certain technologies utilized in our research and development programs are already in the public domain. Moreover, a number of our competitors have developed technologies, filed patent applications or obtained patents on technologies that are related to our business and may cover or conflict with our patent applications. Such conflicts could limit the scope of the patents that we may be able to obtain or may result in the denial of our patent applications. If a third-party were to obtain patent or other proprietary protection for any of these technologies, we may be required to challenge such protections, terminate or modify our programs that rely on such technologies or obtain licenses for use of these technologies.

      EXTENSIVE GOVERNMENT REGULATION WILL BE REQUIRED FOR OUR PRODUCT CANDIDATES PRIOR TO MARKETING. To date, we have not submitted an application for any product candidate to the U.S. Food and Drug Administration, and none of our product candidates have been approved for commercialization in the United States or elsewhere. Any product candidate ready for commercialization, would be subject to an extensive and lengthy governmental regulatory approval process in the United States and in other countries. We have no history of conducting and managing the clinical testing necessary to obtain such regulatory approval. Satisfaction of these regulatory requirements, which includes satisfying the FDA and foreign regulatory authorities that the product is both safe and effective, typically takes several years or more depending upon the type, complexity and novelty of the product and requires the expenditure of substantial resources. Furthermore, the regulatory requirements governing the Company's potential products are uncertain. This uncertainty may result in excessive costs or extensive delays in the regulatory approval process, adding to the already lengthy review process. Even after such time and expenditures, we may not be able to obtain regulatory approval for any products we develop. If regulatory approval of a product is granted, such approval will be limited to those disease states and conditions for which the product is proven useful, as demonstrated by clinical trials, and our products will be subject to ongoing regulatory reviews.

      OUR MANAGEMENT AND PRINCIPAL STOCKHOLDERS HAVE A CONCENTRATION OF OWNERSHIP IN THE COMMON STOCK. Our directors and officers and several five percent stockholders and their affiliates beneficially own in the aggregate, shares representing approximately 25% of the outstanding shares of common stock, series B preferred stock and series C preferred stock. As a result, these stockholders, acting together, will be able to influence significantly and possibly control most matters requiring approval by our stockholders. In addition, our Certificate of Incorporation does not provide for cumulative voting with respect to the election of directors. Consequently, the present executive officers, directors and affiliated individuals and entities may be able to control the election of the members of our Board of Directors. Such a concentration of ownership could affect the liquidity and have an adverse effect on the price of the common stock, and may have the effect of delaying or preventing ARIAD's change in control, including transactions in which stockholders might otherwise receive a premium for their shares over then current market prices.

      OUR STOCK PRICE IS HIGHLY VOLATILE. As a biopharmaceutical company, we have experienced significant volatility in our common stock. Factors contributing to such volatility include:

            -     results of preclinical studies and clinical trials,
            -     evidence of the safety or efficacy of pharmaceutical products,
            -     announcements of new collaborations,
            - announcements of technological innovations or new therapeutic products,
            -     governmental regulation,
            -     healthcare legislation and
            - developments in patent or other proprietary rights, including litigation.

      Fluctuations in our operating results and general market conditions for biotechnology stocks could have a significant impact on the volatility of our common stock price.

      OUR COMMON STOCK MAY BE DELISTED FROM THE NASDAQ STOCK MARKET. In order for our common stock to continue to be listed on the Nasdaq Stock Market, its minimum bid price must be $1.00 or more per share. Our bid price is currently approximately $1.75 per share. If the Series C convertible preferred stock is converted at its current discount price and the common stock issued upon conversion is subsequently sold in the public market, the bid price of our common stock may be reduced to less than $1.00 per share and our common stock may be delisted from the Nasdaq Stock Market.

      YEAR 2000 COMPLIANCE. Many computer systems will not properly recognize date-sensitive information when the year changes to 2000. Computers which refer to years in terms of their final two digits only may interpret the year 2000 to mean the year 1900. Systems that do not properly recognize such information could generate erroneous data or fail.

      Currently, we have inventoried our information technology infrastructure hardware and software and have commenced an assessment of our year 2000 compliance. We are in the process of working with our software vendors to ensure that the software that we have licensed from third parties will operate properly in the year 2000 and beyond. In addition, we are working with our external suppliers and service providers to ensure that they and their systems will be able to support our needs and, where necessary, interact with our server and networking hardware and software infrastructure in preparation for the year 2000. To date, our costs of becoming year 2000 compliant have not been material. We expect to have contingency plans in place by November 30, 1999 in the event any of our key suppliers and providers are not year 2000 compliant. We do not anticipate incurring significant operating expenses or being required to invest heavily in computer systems improvements to be year 2000 compliant. However, significant uncertainty exists concerning the potential costs and effects associated with any year 2000 compliance.

      WE MAY BE EXPOSED TO PRODUCT LIABILITY. Our business exposes us to potential product liability risks inherent in the testing, manufacturing and marketing of human therapeutic products, and we may not be able to avoid significant product liability exposure. Except for insurance covering product use in our clinical trial, we do not currently have any product liability insurance, and we may not be able to obtain or maintain such insurance on acceptable terms and we may not be able to obtain any insurance to provide adequate coverage against potential liabilities. Our inability to obtain sufficient insurance coverage at an acceptable cost or otherwise to protect against potential product liability claims could prevent or limit the commercialization of any products we develop. Furthermore, a product liability-related claim or recall could be detrimental to our business.



      EFFORTS TO CONTAIN OR REDUCE THE COST OF HEALTH CARE WILL HURT OUR REVENUES AND EARNINGS. As a biopharmaceutical company, we expect that our business will be effected by the efforts of governmental and third-party payors to contain or reduce the costs of health care. In the near term, our ability to raise capital could be adversely effected by governmental efforts to assert greater control over pricing or profitability or prescription pharmaceuticals. Such efforts could adversely effect the profitability of our existing and potential collaborators, reduce their cash resources, and discourage them from investing in our research and development programs. In the longer term, if we and our collaborators are successful in developing human therapeutic drugs, the efforts of the government and third party payors to contain or reduce health care costs could adversely effect our revenues and earnings from such products.

                         WHERE TO FIND MORE INFORMATION


      We are a public company and file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document we file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can request copies of these documents by writing to the SEC and paying a copying fee. Please call the SEC at 1-800-SEC-0330 for more information about the public reference room operations. Our SEC filings are also available at the SEC's web site at "http://www.sec.gov." In addition, you can read and copy our SEC filings at the office of the National Association of Securities Dealers, Inc. at 1735 K Street, Washington, DC, 20006.


      This prospectus is only part of a Registration Statement on Form S-3 that we have filed with the SEC under the Securities Act of 1933 and therefore omits certain information contained in the Registration Statement. We have also filed exhibits and schedules with the Registration Statement that are excluded from this prospectus, and you should refer to the applicable exhibit or schedule for a complete description of any statement referring to any contract or other document. You may:


            - inspect a copy of the Registration Statement, including the exhibits and schedules, without charge at the public reference room or
            - obtain a copy from the SEC upon payment of the fees prescribed by the SEC.


                     INCORPORATION OF DOCUMENTS BY REFERENCE

      The SEC allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus and information we file later with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until the selling stockholders sell all of their shares of common stock. The documents we are incorporating by reference are:


            - Annual Report on Form 10-K for the year ended December 31, 1997, filed on March 10, 1998;

            -     Definitive Proxy Statement, filed on April 16, 1998;

            -     Current Report on Form 8-K, filed on April 29, 1998;

            -     Current Report on Form 8-K, filed on November 12, 1998;

            - Quarterly Report on Form 10-Q, for the quarter ended March 31, 1998, filed on May 12, 1998;

            - Quarterly Report on Form 10-Q, for the quarter ended June 30, 1998, filed on August 6, 1998;

            - Quarterly Report on Form 10-Q, for the quarter ended September 30, 1998, filed on November 13, 1998; and

            - The description of the common stock contained in our Registration Statement on Form 10 filed with the SEC on June 25, 1993, including any amendments or reports filed for the purpose of updating such description.



      You may request a copy of these filings at no cost by writing or telephoning our Chief Financial Officer at the following address and number:


                      ARIAD Pharmaceuticals, Inc.
                      26 Landsdowne Street
                      Cambridge, Massachusetts 02139
                      (617) 494-0400

      This prospectus is part of a Registration Statement we filed with the SEC. You should rely on the information incorporated by reference provided in this prospectus and the Registration Statement.

                           FORWARD LOOKING STATEMENTS


      We also caution you that this prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and
Section 21E of the Securities Exchange Act of 1934. These statements are based on management's beliefs and assumptions and on information currently available to management. Forward-looking statements include the information concerning possible or assumed future results of operations and embody statements in which we use words such as "expect," "anticipate, " "intend," "plan," "believe," "estimate," or similar expressions.

      Forward-looking statements necessarily involve risks and uncertainties, including those set forth in the Risk Factors section and elsewhere in this prospectus. Our actual results could differ materially from those anticipated in the forward-looking statements. The factors set forth in the Risk Factors sections and other cautionary statements made in this prospectus should be read and understood as being applicable to all related forward-looking statements wherever they appear in this prospectus.



                                 USE OF PROCEEDS

      All net proceeds from the sale of our common stock will go to the selling stockholders who offer and sell their shares. Accordingly, we will not receive any proceeds from the selling stockholders' sale of their common stock.


                                 DIVIDEND POLICY

      We have not declared or paid dividends on our common stock in the past and do not intend to declare or pay such dividends in the foreseeable future. Our current long-term debt agreements prohibit the payment of cash dividends.

                              SELLING STOCKHOLDERS


      The table below lists the selling stockholders and other information regarding the beneficial ownership of the common stock by each of the selling stockholders as of December 22, 1998. The second column lists the number of each selling stockholder's shares (based on its ownership of series C convertible preferred stock) which would be issuable to the selling stockholder on December 23, 1998 upon conversion of all of the series C preferred stock then held by such selling stockholder, including an amount of shares equal to the accrual amount provided in the Certificate of Designations for the series C preferred stock, accrued to December 23, 1998 from the date of issuance. The third column lists each selling stockholder's pro rata portion (based on its ownership of series C convertible preferred stock) of the 5,933,362 shares of common stock being registered hereby. The 5,933,362 shares of common stock shown in the table represent 200% of the shares that would be issuable to the selling stockholders on December 23, 1998 upon conversion of all of the series C preferred stock. Our conversion calculations assume a conversion price for the series C preferred stock of $1.6953125 (which represents the average of the four lowest closing bid prices during the twenty-two consecutive trading days prior to and including December 22, 1998). The numbers listed in the second column are subject to fluctuations from time to time based on changes in the closing bid price of our common stock.

      Pursuant to the Company's Certificate of Designations of the series C preferred stock, no selling stockholder can convert series C preferred stock to the extent such conversion would cause such selling stockholder's beneficial ownership of the common stock (other than shares deemed beneficially owned through ownership of unconverted shares of the series C preferred stock) to exceed 4.9% of the outstanding shares of common stock. The information provided in the table below has been obtained from the selling stockholders. The selling stockholders may sell all, some or none of their shares in this offering. See "Plan of Distribution."

                                                                     Shares Beneficially
         Names             Number of Shares    Maximum Number        Owned After Offering
       of Selling           Owned Prior to     of Shares Being     -------------------------
      Stockholders             Offering          Offered(1)        Number(2)         Percent
-----------------------    ----------------    ---------------     ------------    ---------
HFTP Investment,                1,780,009          3,560,018           0                *
   L.L.C.(3)

Brown Simpson Strategic           771,337          1,542,674           0                *
   Growth Fund, Ltd.(4)

Brown Simpson Strategic           415,335            830,670           0                *
   Growth Fund, L.P.(5)


*     Less than one percent of the outstanding shares of common stock.


(1) Does not include an indeterminate number of additional shares of common stock as may from time to time become issuable upon conversion of the series C preferred stock by reason of stock splits, stock dividends and other similar transactions, which shares are registered hereunder pursuant to Rule 416 under the Securities Act, but such registration pursuant to Rule 416 does not cover an indeterminate number of common shares based on the operation of the conversion formula of the series C convertible preferred stock.

(2)   Assumes the sale of all of the shares offered by each selling stockholder.

(3) Promethean Investment Group, LLC, a New York limited liability company ("Promethean"), serves as investment advisor to HFTP Investment, L.L.C. ("HFTP") and may be deemed to share beneficial ownership of the shares beneficially owned by HFTP by reason of shared power to vote and to dispose of the shares beneficially owned by HFTP. Promethean disclaims beneficial ownership of the shares beneficially owned by HFTP. Mr. James
      F. O'Brien, Jr. indirectly controls Promethean. Mr. O'Brien disclaims beneficial ownership of the shares beneficially owned by Promethean and HFTP.

(4) Brown Simpson Asset Management, L.L.C. serves as the investment manager to Brown Simpson Strategic Growth Fund, Ltd. pursuant to an investment management contract. The members of Brown Simpson Asset Management, L.L.C. are Mitchell Kaye, Evan Levine, James Simpson and Matthew Brown. Such persons may be deemed to have beneficial ownership of the shares owned by Brown Simpson Strategic Growth Fund Ltd.

(5) The general partner of Brown Simpson Strategic Growth Fund, L.P. is Brown Simpson Capital, L.L.C., the members of which are Mitchell Kaye, Evan Levine, James Simpson and Matthew Brown. Such members may be deemed to have beneficial ownership of the shares owned by Brown Simpson Strategic Growth Fund, L.P.

                              PLAN OF DISTRIBUTION


      The selling stockholders are offering shares of common stock, $.001 par value per share, which are issuable to them upon conversion of the series C convertible preferred stock, $.01 par value per share, they acquired from us in a private placement transaction, pursuant to Stock Purchase Agreements, dated as of November 9, 1998. This prospectus covers the selling stockholders' resale of up to 5,933,362 acquired shares of common stock and an indeterminate number of additional shares as may from time to time become issuable upon conversion of the series C preferred stock by reason of stock splits, stock dividends and other similar transactions, but does not cover an indeterminate number of common shares based on the operation of the conversion formula of the series C convertible preferred stock.


      In accordance with the selling stockholders' registration rights provided in the Purchase Agreements, we have filed a Registration Statement on Form S-3 with the SEC. The Registration Statement covers the resale of the common stock from time to time on the Nasdaq National Market or in privately-negotiated transactions. This prospectus forms a part of the Registration Statement. We have also agreed to prepare and file such amendments and supplements to the Registration Statement as may be necessary to keep such Registration Statement effective until the shares are no longer required for the selling stockholders to sell their shares.

      The shares of common stock described in this prospectus may be sold directly by the selling stockholders, or through underwriters, broker-dealers or agents. The selling stockholders may also transfer, devise or gift their shares by other means not described in this prospectus. Accordingly, shares of common stock may be offered by pledgees, donees, transferees or other successors in interest that receive such shares as a gift, partnership distribution or other non-sale related transfer. In addition, any selling stockholders' shares covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus.

      The shares of common stock may be sold from time to time by the selling stockholders in one or more transactions:

      -     at fixed prices that may be changed,
      -     at market prices prevailing at the time of sale, or
      - at prices related to such prevailing market prices or at negotiated prices.

      The selling stockholders may offer their shares of common stock in one or more of the following transactions:

      - on any national securities exchange or quotation service on which the common stock may be listed or quoted at the time of sale, including the Nasdaq National Market,
      -     in the over-the-counter market,
      -     in privately negotiated transactions,
      -     through options,
      -     by pledge to secure debts and other obligations,
      -     by a combination of the above methods of sale, or
      -     to cover short sales made pursuant to this prospectus.

      In order to comply with the securities laws of certain states, the shares must be offered or sold only through registered or licensed brokers or dealers. In addition, in certain states, the shares may not be offered or sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

      The selling stockholders and any underwriters, broker-dealers or agents that participate in the distribution of the shares of common stock may be deemed to be "underwriters" within the meaning of the Securities Act of 1933. Any profits on the resale of the shares of common stock and any compensation received by any underwriter, broker-dealer or agent may be deemed to be underwriting discounts and commission under the Securities Act.

      Under the Securities Exchange Act of 1934, any person engaged in the distribution of the shares may not simultaneously engage in market-making activities with respect to the common stock for five business days prior to the start of the distribution. In addition, each selling stockholder and any other person participating in a distribution will be subject to the Exchange Act, which may limit the timing of purchases and sales of common stock by the selling stockholder or any such other person. These factors may affect the marketability of the common stock and the ability of brokers or dealers to engage in market-making activities.

      These shares were originally issued to the selling stockholders pursuant to an exemption from the registration requirements under Sections 4(2) or 3(a)(9) of the Securities Act or otherwise. We have agreed to register the shares under the Securities Act and to indemnify and hold the selling stockholders harmless against certain liabilities under the Securities Act that could arise in connection with the selling stockholders' sale of their shares. We have agreed to pay all reasonable fees and expenses incident to the filing of the Registration Statement.


                                  LEGAL MATTERS

      Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. of Boston, Massachusetts, will deliver its opinion that the shares of common stock offered in this prospectus have been validly issued and are fully paid and non-assessable.


                                     EXPERTS

      The consolidated financial statements of the Company incorporated in this Prospectus by reference from the Company's Annual Report on Form 10-K for the year ended December 31, 1997 have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report, which is incorporated herein by reference, and have been so incorporated in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

================================================================================


      You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. The selling stockholders are offering to sell and seeking offers to buy shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of February 9, 1999. You should not assume that this prospectus is accurate as of any other date.


                                TABLE OF CONTENTS



                                                                            PAGE
Prospectus Summary........................................................    2
The Company...............................................................    2
Risk Factors..............................................................    4
Where to Find More Information............................................   10
Incorporation of Documents by Reference...................................   10
Forward Looking Statements................................................   11
Use of Proceeds...........................................................   11
Dividend Policy...........................................................   11
Selling Stockholders......................................................   12
Plan of Distribution......................................................   13
Legal Matters.............................................................   14
Experts...................................................................   14


================================================================================

================================================================================

                                5,933,362 SHARES


                           ARIAD PHARMACEUTICALS, INC.


                                  COMMON STOCK
                           ($.001 PAR VALUE PER SHARE)


                                ----------------

                                   PROSPECTUS

                                ----------------







                                        , 1999


================================================================================

                 PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

      The following table sets forth the Company's estimates (other than the SEC and Nasdaq registration fees) of the expenses in connection with the issuance and distribution of the shares of common stock being registered. None of the following expenses are being paid by the selling stockholders.

ITEM                                                                   AMOUNT
----                                                                   ------
SEC registration fee..............................................  $   2,860.81
Nasdaq listing fee................................................     17,500.00
Legal fees and expenses...........................................     10,000.00
Accounting fees and expenses......................................      5,000.00
Miscellaneous fees and expenses...................................        639.19
                                                                    ------------
Total.............................................................  $  36,000.00
                                                                    ============

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

      Section 145(a) of the General Corporation Law of the State of Delaware provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or enterprise, against expenses, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no cause to believe his conduct was unlawful.

      Section 145(b) provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that such person acted in any of the capacities set forth above, against expenses actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted under similar standards, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the court in which such action or suit was brought shall determine that despite the adjudication of liability, such person is fairly and reasonably entitled to be indemnified for such expenses which the court shall deem proper.

      Section 145 further provides that to the extent a director or officer of a corporation has been successful in the defense of any action, suit or proceeding referred to in subsections (a) and (b) or in the defense of any claim, issue or matter therein, he shall be indemnified against expenses actually and reasonably incurred by him in connection therewith; that indemnification provided for by
Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the corporation may purchase and maintain insurance on behalf of a director or officer of the corporation against any liability asserted against him or incurred by him in any such capacity or arising out of his status as such whether or not the corporation would have the power to indemnify him against such liabilities under such Section 145.

      The Certificate of Incorporation, as amended, and By-laws of the Company provide for indemnification of the Company's directors and officers to the fullest extent permitted by law. The By-laws also permit the Board of Directors to authorize the Company to purchase and maintain insurance against any liability asserted against any director, officer, employee or agent of the Company arising out of his capacity as such. Insofar as indemnification for liabilities under the Securities Act may be permitted to directors, officers, or controlling persons of the Company pursuant to the Company's Certificate of Incorporation, as amended, its By-laws and the Delaware General Corporation Law, the Company has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in such Act and is therefore unenforceable.

      As permitted by Section 102(b)(7) of the Delaware General Corporation Law, the Company's Certificate of Incorporation, as amended, provides that directors of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, relating to prohibited dividends or distributions or the repurchase or redemption of stock or (iv) for any transaction from which the director derives an improper personal benefit. As a result of this provision, the Company and its stockholders may be unable to obtain monetary damages from a director for breach of his or her duty of care.


ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

      (a)         Exhibits.

            4.1 Certificate of Incorporation of the Company, as amended. (Filed as Exhibit 3.1 to the Registrant's Registration Statement on Form 10 filed with the Securities and Exchange Commission on June 25, 1993 and incorporated herein by reference.)

            4.2 By-laws of the Company, as amended. (Filed as Exhibit 3.2 to the Registrant's Registration Statement on Form 10 filed with the Securities and Exchange Commission on June 25, 1993 and incorporated herein by reference.)

            4.3 Amendment of Certificate of Incorporation of the Company, dated April 8, 1994. (Filed as Exhibit 3.3 to the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1993 filed with the Securities and Exchange Commission on April 15, 1994 and incorporated herein by reference.)

            4.4 Amendment of Certificate of Incorporation of the Company, dated October 4, 1994. (Filed as Exhibit 3.4 to the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1994 filed with the Securities and Exchange Commission on March 30, 1995 and incorporated herein by reference.)

            4.5 Amendment of By-laws of the Company, adopted September 16, 1994. (Filed as Exhibit 3.5 to the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1994 filed with the Securities and Exchange Commission on March 30, 1995 and incorporated herein by reference.)

            4.6 Certificate of Designations for the Series B Convertible Preferred Stock. (Filed as Exhibit 3.5 to the Registrant's Quarterly Report on Form 10-Q for the fiscal period ended March 31, 1997 filed with the Securities and Exchange Commission on May 13, 1997 and incorporated herein by reference.)

            4.7 Certificate of Designations for the Series C Convertible Preferred Stock. (Filed as Exhibit 4.3 to the Registrant's Current Report on Form 8-K for the November 12, 1998 Event and incorporated herein by reference.)

            5.1* Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. regarding legality

            23.1  Consent of Deloitte & Touche LLP

            23.2 Consent of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. (see Exhibit 5.1)

            24.1* Power of Attorney (included on signature page)

* Previously filed with the Securities and Exchange Commission on December 24, 1998.



ITEM 17. UNDERTAKINGS

      (a)   The undersigned Registrant hereby undertakes:

            (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or any decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any derivation from the low end or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth the "Calculation of Registration Fee" table in the effective registration statement; and

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

            (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

            (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (b) Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the

Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

      (c) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (d) The undersigned Registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by
Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

                                   SIGNATURES


      Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cambridge and Commonwealth of Massachusetts on the 9th day of February, 1999.


                            ARIAD PHARMACEUTICALS, INC.

                            By:   /s/ Jay R. LaMarche
                                ---------------------------
                            Jay R. LaMarche
                            Executive Vice President and Chief Financial Officer





      Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the Registration Statement has been signed below by the following persons and in the capacities indicated on the 9th day of February, 1999.



        Signature                                       Title                                               Date
        ---------                                       -----                                               ----
*                                Chairman of the Board of Directors, President
-----------------------------    and Chief Executive Officer (Principal Executive Officer)            February 9, 1999
Harvey J. Berger, M.D.

/s/  Jay R. LaMarche             Executive Vice President, Chief Financial Officer, Treasurer and
-----------------------------    Director (Principal Financial and Accounting Officer)                February 9, 1999
Jay R. LaMarche

*                                Director                                                             February 9, 1999
-----------------------------
Joan S. Brugge, Ph.D.

*                                Director                                                             February 9, 1999
-----------------------------
Vaughn D. Bryson

*                                Director                                                             February 9, 1999
-----------------------------
Philip Felig, M.D.

*                                Director                                                             February 9, 1999
-----------------------------
John M. Deutch, Ph.D.

*                                Director                                                             February 9, 1999
-----------------------------
Joel S. Marcus

*                                Director                                                             February 9, 1999
-----------------------------
Sandford D. Smith

*                                Director                                                             February 9, 1999
-----------------------------
Ralph Snyderman, M.D.

*                                Director                                                             February 9, 1999
-----------------------------
Raymond S. Troubh

* By executing his name hereto, Jay R. LaMarche is signing this document on behalf of the persons indicated above pursuant to powers of attorney duly executed by such persons and filed with the SEC.

                                             By:   /s/ Jay R. LaMarche
                                                  -----------------------
                                             Jay R. LaMarche
                                             (Attorney-in-Fact)



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
                                  EXHIBIT INDEX

Exhibit
Number                               Exhibit
------                               -------

4.1 Certificate of Incorporation of the Company, as amended. (Filed as Exhibit 3.1 to the Registrant's Registration Statement on Form 10 filed with the Securities and Exchange Commission on June 25, 1993 and incorporated herein by reference.)

4.2 By-laws of the Company, as amended. (Filed as Exhibit 3.2 to the Registrant's Registration Statement on Form 10 filed with the Securities and Exchange Commission on June 25, 1993 and incorporated herein by reference.)

4.3 Amendment of Certificate of Incorporation of the Company, dated April 8, 1994. (Filed as Exhibit 3.3 to the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1993 filed with the Securities and Exchange Commission on April 15, 1994 and incorporated herein by reference.)

4.4 Amendment of Certificate of Incorporation of the Company, dated October 4, 1994. (Filed as Exhibit 3.4 to the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1994 filed with the Securities and Exchange Commission on March 30, 1995 and incorporated herein by reference.)

4.5 Amendment of By-laws of the Company, adopted September 16, 1994. (Filed as Exhibit 3.5 to the Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1994 filed with the Securities and Exchange Commission on March 30, 1995 and incorporated herein by reference.)

4.6 Certificate of Designations for the Series B Convertible Preferred Stock. (Filed as Exhibit 3.5 to the Registrant's Quarterly Report on Form 10-Q for the fiscal period ended March 31, 1997 filed with the Securities and Exchange Commission on May 13, 1997 and incorporated herein by reference.)

4.7 Certificate of Designations for the Series C Convertible Preferred Stock. (Filed as Exhibit 4.3 to the Registrant's Current Report on Form 8-K for the November 12, 1998 Event and incorporated herein by reference.)


5.1* Opinion of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. regarding legality

23.1     Consent of Deloitte & Touche LLP

23.2     Consent of Mintz, Levin, Cohn, Ferris, Glovsky and Popeo, P.C. (see
         Exhibit 5.1)

24.1*    Power of Attorney (included on signature page)


* Previously filed with the Securities and Exchange Commission on December 24, 1998.



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